Exhibit 8.3

                              [FINPRO LETTERHEAD]

September 17, 1997


Board of Trustees
Ninth Ward Savings Bank
Wilmington, Deleware  19801

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given in the Plan of Conversion, as amended (the "Plan") adopted by the Board of Trustees of Ninth Ward Savings Bank (the "Bank"), whereby the Bank will convert from a Federal mutual savings bank to a Federal stock savings bank and issue all of the Bank's outstanding capital stock to Deleware First Financial Corporation. (the "Company"). Simultaneously, the Company will issue shares of common stock.

We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Conversion Stock are to be issued to (i) Eligible Account Holders; and (ii) the ESOP; together collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

     (1)  the Subcription Rights will have no ascertainable market value; and

     (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will therafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                Very Truly Yours,
                                FinPro, Inc.

                                /s/ Donald J. Musso

                                 Donald J. Musso
                                 President